Conference Call Transcript

VLCY.PK - Q4 2007 Voyager Learning Company Earnings Conference Call

Event Date/Time: Apr. 15. 2008 / 4:00PM ET

CORPORATE PARTICIPANTS

Shannan Overbeck

Voyager Learning Company - VP, IR

Richard Surratt

Voyager Learning Company - President & CEO

Brad Almond

Voyager Learning Company - CFO, Voyager Expanded Learning

Ron Klausner

Voyager Learning Company - President, Voyager Expanded Learning

CONFERENCE CALL PARTICIPANTS

Michael Meltz

Bear Stearns - Analyst

Ed Brea

Sterling Capital - Analyst

Alberto Fenoli

Hartz - Analyst

PRESENTATION

Operator

Good afternoon, everyone. Welcome to the Voyager Learning Company fourth-quarter 2007 conference call. I will now turn the call over to Ms. Shannan Overbeck.

Shannan Overbeck - Voyager Learning Company - VP, IR

Thank you, operator. My name is Shannan Overbeck, and I'm Voyager Learning Company's Head of Investor Relations. Before turning the call over to Richard Surratt, Voyager Learning Company's President and CEO, I have a few comments regarding the information we're providing today.

A transcript and webcast of today's call will be available on the Company's corporate website, VoyagerCompany.com.

Please note that statements will be made on today's call which are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company's performance to differ materially from statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the Company with the SEC.

Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in an attachment to the transcript from this call which will be filed later today or tomorrow as a Form 8-K with the SEC and on the Company's website.

The information presented today is based on preliminary and unaudited results through our fiscal year-end dating December 29, 2007. Final results may differ from those reported on this call.

Let me now turn the call over to Richard.

Richard Surratt - Voyager Learning Company - President & CEO

Thanks, Shannan, and welcome, everyone, to our fourth-quarter 2007 business and financial update. Participating in the call with me today will be Ron Klausner, who is President, and Brad Almond, who is CFO of Voyager Expanded Learning. Ron and Brad are both located in Dallas and have responsibility for our Voyager operating businesses that publish and sell education solutions in the K-12 market.

On today's call I plan to cover corporate items, Brad is going to discuss 2007 results for Voyager operating business, and then Ron will finish with an update on recent business developments. Following these prepared comments, we will take questions as time allows.

I would like to start by addressing why we're doing this call in April instead of February. The primary reason is that we have got a lot of moving pieces right now as a result of the audit work that is going on. KPMG is auditing our consolidated results for 2006. McGladrey & Pullen is auditing pre-ProQuest information of learning stand-alone results for 2006, and Whitley Penn is auditing consolidated results for 2007. All of this is being done with the objective of getting current in our SEC filings by June or July, and as I am sure you can imagine, it has put a significant strain on our financial staff with changes and adjustments from one year even when minor having effects on subsequent years and balances.

With that said, when we last provided an update, we anticipated that we would file our 2006 10-Qs and 10-Ks around the end of the first quarter of 2008. We're about six weeks behind that schedule for our 2006 filings and now anticipate that we will file our 2006 financials around the middle of May. However, because we have been working concurrently in Dallas on our 2007 audit, much of the work for the 2007 audit has been done in parallel, and we still anticipate that we will finish our fiscal 2007 year audit and filings in June or July.

One of the things that has slowed us down is that we now anticipate we will take a non-cash impairment charge to goodwill at Voyager for 2006 and write-down certain people assets in our 2006 results. We expect to take a non-cash write-down of PQIL assets in our 2006 results because PQIL was sold in 2007 at a book loss. That then generates a fair market value which has to get reflected in the financial statements as of year-end 2006.

We also now as I said expect to take a non-cash impairment charge against goodwill associated with the purchase of Voyager, and Brad Almond will discuss that impairment in a little bit more detail later in the call.

Our transition of the corporate functions to Dallas is now nearly complete. We're down to nine corporate employees in Ann Arbor, plus temporary external accounting and tax help. All of the Ann Arbor employees are corporate employees and are dedicated to working on our '06 and '07 filings and tax returns. We expect that we will remain at about this level of corporate employees until we are current with our SEC filings, at which point we expect to close our corporate office in Ann Arbor and complete the transfer of records down to Dallas.

With regard to cash, we finished March with approximately $24 million in cash and cash equivalents. We have not filed our 2007 federal taxes yet and, therefore, have not received the tax fund that we expected, yet but we anticipate that we will receive a refund as we've said previously of 45 to $50 million but now in the June or July timeframe.

I would now like to turn to an update of the liabilities and legal contingencies that we have discussed previously. With regard to legal corporate liabilities not associated with Voyager as discussed in our previous conference call, the Company has several legacy benefit medical plans that represent liabilities. As of March 31, 2008, we estimate the total liability for our remaining post-retirement and medical benefits to be approximately $27 million. The Company also has approximately 3 to $4 million of retention and severance benefits, which we expect to pay prior to year-end that are associated with the retention and termination of the remaining employees in Ann Arbor.

I'm happy to report that we reached and executed a final settlement with the owner of two Ann Arbor buildings the Company leased in 2005 which housed headquarters for corporate and for ProQuest Information and Learning. A copy of the settlement was previously filed with a current report on Form 8-K. So you can find the details there if you're interested. But in short, we agreed to pay $11 million to be released from 15-year leases on the two buildings covering approximately 180,000 square feet of office space in Ann Arbor.

Concurrent with that settlement, we signed a sublease for 12,000 square feet in the building through July of this year with an option by us to extend monthly through year-end which gives us sufficient space and time to complete our financials and transfer the remaining files and records down to Dallas. This settlement agreement resolves all of the real estate and furniture leases that are surplus to our needs in Ann Arbor, and a settlement amount has been paid in full.

With regard to corporate expense for 2008, after settlement of the real estate leases, we're currently running at about $1 million per month of corporate expense. That expense is for the space we are using, corporate employees, auditors including KPMG and McGladrey & Pullen, accounting help, tax help and legal expenses. We anticipate the run-rate will drop to between 300 and $500,000 per month once we are current with our SEC filings in the June or July timeframe.

Finally, I would like to update everyone regarding the status of shareholder litigation against the Company in the ongoing SEC investigation stemming from the reinstatement.

Our consolidated shareholder securities class-action lawsuit continues in the Sixth District Court in Michigan. In February, after having our motion to dismiss denied, we filed a motion to limit the class period to a shorter period than argued by the plaintiffs. The effect of limiting the class period would be to significantly reduce the potential amount of damages in the case. The hearing is scheduled in early June to hear arguments, and we would expect the court to rule on this motion by late June or early July.

Notwithstanding the motion to limit the class period, discovery in the shareholder lawsuit has begun and is scheduled to be complete by October. We do not know how long the lawsuit will ultimately take, but as stated in November, we would expect at least 12 to 24 months and possibly longer if the course of the case runs its full course.

The Company has D&O insurance subject to reservation of rights letters the Company received from its carriers in the amount of $30 million for the period covered by the claim, and we're working with our insurance carriers to vigorously defend the claim. At this point there's no way to predict the outcome of the suit or estimated damages, if any, and there is no assurance that expenses and cash outlays incurred by the Company as a result of the claim and that are not covered by insurance, if any, will not be material.

There is also a derivative lawsuit previously filed in Michigan which we continue to defend vigorously. The suit is now moving forward in the same Michigan courts as the securities class-action lawsuit. The Company intends to file a motion to dismiss the derivative action. If we do not win that motion to dismiss, we anticipate the derivative suit will be tried on about the same schedule as the class-action suit. It is too early to determine the ultimate outcome of that action.

I will also say for reasons I am sure most of you will understand, we will not be able to say more about open litigation, the SEC investigation or the evaluation of strategic alternatives previously announced other than what we have been able to summarize today.

I would now like to turn things over to Brad Almond, CFO of Voyager Expanded Learning, to provide an update on year-to-date operating results.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

Thank you, Richard, and good afternoon, everyone. The following preliminary and unaudited financial information for the years 2006 and 2007 have not yet been reviewed or audited by our independent registered public accounting firms. Because this financial information is unaudited, it is considered preliminary and is, therefore, subject to change.

My comments will focus on the combined operating results for 2007 and comparative numbers for 2006 for the Voyager operating business, excluding corporate expenses covering such things as restatement costs, legacy obligations and corporate overhead. These results also do not include financial results for ProQuest Information and Learning for 2006 or the stub period between January 1, 2007 and February 9, 2007, which is the date Information and Learning was sold.

For the fiscal year ended December 29, 2007, the Voyager operating business had preliminary revenue of $110 million, earnings before interest and taxes or EBIT of $8 million and earnings before interest, taxes, depreciation and amortization or EBITDA of $30 million. These three results each fall within the guidance we gave in November. This compares to 2006 preliminary revenue of $115 million, EBIT of $6 million and EBITDA of $30 million. These 2006 results are updated from our prior disclosure as a result of additional adjustments that had been made by management and as a result of the ongoing audit. These results are before any potential charge for goodwill impairment that I will discuss at the end of my comments.

Shift orders for products rose by approximately 1.5% in 2007 compared to 2006. However, GAAP revenue in 2007 was approximately $5 million lower than 2006. As we have discussed on prior calls, there are two primary reasons that revenue on a GAAP basis is lower in 2007 than for 2006.

First is that 2006 revenue included a onetime benefit from an accounting policy change which moved approximately $4 million in revenue from late 2005 into early 2006. This onetime benefit to 2006 revenue was described on our March 2007 press release.

Secondly, in 2007 we deferred a larger percentage of sales that we did in 2006 as we continue the trend of including more service and technology in our products. The technology and service elements are delivered over time rather than immediately shipped to customers like printed materials. Under GAAP that requires us to spread or defer the revenue associated with those services and technology over the period they are delivered.

Consequently our deferred revenue balance rose by $3.5 million at the end of 2007. The majority of deferred revenue at the end of any given period will be recognized as revenue within 12 months. We expect to continue to see more technology and service in our offerings as we believe they constitute a competitive differentiator for us and, therefore, expect that we will defer an increasing percentage of revenue year on year for the foreseeable future.

As stated earlier, shipments or billings increased year-over-year by approximately 1.5%. This volume growth was primarily attributed to a strong growth in four products which were developed or acquired in late 2004 and in 2005. Two of these products are our online supplemental products ExploreLearning and Learning A-Z. The third is Passport Reading Journeys, which is our middle school reading intervention product, and the fourth is Vmath, which is our math intervention product for grades three through eight.

In 2007 these four products combined for over 30% of the Company sales and had a combined growth rate exceeding 40% relative to 2006. The growth in these products in 2007 was almost entirely offset by declines in Passport and Universal Literacy System resulting in a companywide growth of 1.5%.

In 2008 we are expecting an improvement in overall sales growth from 2007. The key to achieving improved topline growth is twofold.

First, we must continue to grow Vmath, Journeys, ExploreLearning and Learning A-Z. The expectation for these four key growth products in 2008 is a combined growth rate of over 20%.

Secondly, we expect Passport to grow in 2008 on the strength of a new version released in the second half of 2007. For the full-year 2007, Passport shipments declined $4 million, a 10% decline when compared to 2006. However, for the second half of 2007 compared to the second half 2006, Passport sales volume increased 3.5%.

Based on preliminary results, the 2007 EBIT for Voyager is expected to improve by approximately $2 million to reach $8 million 2007, and EBITDA is expected to be essentially flat with the prior year.

We were able to offset a decline in GAAP revenue by achieving efficiencies in the cost of procuring materials and by reducing certain operating costs. Capital expenditures were roughly $9 million in 2007 compared to $7 million for 2006. The 2006 level was depressed due to capital constraints at the parent company. In 2007 these constraints were lifted, and we returned capital expenditures to levels consistent with our growth initiatives. In 2007 the increase in capital expenditures was aimed primarily at redesigning the hardcopy print materials for Passport and the initial development of the online reading programs that now accompanies Passport called Ticket to Read.

In 2008 we anticipate capital expenditures will remain roughly on par with the 2007 level. Estimated free cash flow from operations, after taking into account capital expenditures and changes in working capital, was approximately $20 million to the operating business in 2007.

As the Company nears the end of our 2006 audit work, it is becoming likely that we will take an impairment charge for goodwill associated with the acquisition of Voyager in our 2006 results. The estimated range of the onetime and non-cash charge is expected to be 35 to $45 million. This potential impairment is not reflected in the earnings discussed so far on this call.

I would like to conclude by providing earnings guidance for 2008 for the Voyager business. For the full-year 2008, we anticipate revenue in the range of 111 to $119 million, EBIT between $6 million and $10 million, and EBITDA between 28 and $32 million.

Finally, I would like to remind you that these expected results I have discussed exclude corporate expenses and the results of ProQuest Information and Learning which was sold February 2007. We currently estimate that the ongoing incremental cost of assuming the corporate functions necessary to operate as a stand-alone publicly traded company exclusive of any remaining corporate legacy obligations and beginning in 2008 will be between 3 and $4 million per year.

I would now like to turn things over to Ron Klausner, President of Voyager.

Ron Klausner - Voyager Learning Company - President, Voyager Expanded Learning

Thanks, Brad, and thanks for joining us today. I would like to spend a little time talking of recent business developments before opening it up to questions.

First, some concerns. Reading First, the federally funded program to improve reading performance of grades K through 3 students, was cut by Congress for '08 by approximately $600 million from slightly more than $1 billion per year to just under $400 million. Since states and districts began their Reading First programs at different times, the impact of the cut in funding is being experienced differently across the country.

Helping to offset cuts in Reading First, Congress increased Title 1 Funding by $1.1 billion from $12.8 billion in '07 to $13.9 billion in '08. The Department of Education has been helpful by actively providing guidance to schools on how they could use other funds like Title 1 to continue Reading First initiatives.

In the meantime the President has requested that Reading First funds be restored to their previous level for the '09 fiscal year. While we don't know to what extent it is our belief that schools and districts will tap into other funding streams to continue providing early literacy and intervention programs for K-3 students, treading water while they wait for restoration of Reading First funding or a new program funding to replace it. While the reductions in Reading First funding are generally not good for us, we believe the national drive to improve student reading will continue and that we are reasonably positioned to deal with these reductions because educators have a better understanding of what it takes to improve student reading, and that plays well into our strengths.

Educators now know what student success looks like and do not accept anything less of Voyager strength. Educators now understand and value explicit and systematic instruction of Voyager strength. Educators recognize the value of data-driven instruction through ongoing progress monitoring and benchmark assessments. Again, a Voyager strength. And educators now place heavy emphasis on true professional development and highly qualified teachers, a Voyager strength.

As noted by a number of experts, including Chester Finn and Michael Petrilli, both at the Fordham Institute, 70% of states are on record saying that reading instruction has improved greatly or very greatly since the implementation of Reading First. As a result, we believe the motivation for identifying and deploying alternative sources to fund Reading First programs is and will continue to be strong. Nevertheless, we recognize there is and will continue to be risk through our results until those funds are successfully redeployed.

The second concern we have looking forward is with state tax revenues across the country. We currently expect many states, potentially including Florida, California and Arizona, to reduce education spending in the next 12 months as a result of reduced tax receipts. In anticipation, we are taking some steps now to take additional costs out of the business where we can without harming our ability to publish, sell and service our products in order to increase our financial flexibility as well as continue our growth initiatives.

On the positive side, there are some recent developments we believe are quite positive for Voyager, and we're really starting to see the fruits of investments that we made in the three years since acquiring Voyager.

With regard to recent developments, after two years of work, the National Math Panel released its long-awaited report on March 13. We could not be more delighted with the findings and recommendations published by the panel as of our Vmath product is very much aligned with the findings and recommendations from this report, and the report should, therefore, help in our selling efforts.

With regard to investments that are beginning to bear fruit, probably the most important was the redesign and soft launch of Passport in the fall. Passport is a hugely successful K-5 literacy intervention capability. But it was originally developed in 2002, and sales have declined in the last few years, and it needed to be improved.

We concentrated on making it easier for the teacher to execute in the classroom and added a Web-based student practice component that Brad mentioned called Ticket to Read. We have received extremely positive feedback from educators, parents and children across the country who are using the new print materials and Ticket to Read.

As a matter-of-fact, while it took over five months for Ticket to Read to achieve the first 1 million passages read, it took 49 days to reach the next million passages read, just today a matter-of-fact. This exponential growth in Ticket to Read usage means increased time on task for students using this highly motivating engaging component of our elementary reading intervention.

Weekly we now have more than 50,000 elementary school students logging on to the Ticket to Read website with a quarter of the usage occurring after school hours, including weekends. Many of our customers such as Buffalo have featured this capability on their school district's website as an important connection to the home, facilitating parental involvement in the education of their children. And we continue to invest in complementing our print materials by building a major presence on the web.

Currently we're expanding our successful middle school reading intervention program called Passport Reading Journeys to high school with a new Web-based practice component. This new and enhanced solution will be rolled out in the fall '09.

Also, we're taking the feedback we have received from our Ticket to Read customers to provide phonics practice to nonreaders, as well as adding higher levels for on track readers.

Another big positive for us is Learning A-Z. We acquired LAZ, a company that provides downloadable reading resources using an online subscription model in '04. Learning A-Z recently added its sixth online subscription website, Science A-Z. This site is getting a lot of attention for its unique approach of providing different reading levels for science content, so that struggling readers can improve reading abilities at the same time they are learning science. While subscription prices are modest, Learning A-Z now has 180,000 paying subscribers to its services.

ExploreLearning is another successful investment of ours. EL provides the world's best collection of online simulations for math and science with its critical acclaim, including winning both the best science instruction solution from the Software Information Industry Association and the Distinguished Achievement Award from the Association of Education Publishers in each of the last two years. Having always focused on the offerings on grades six through 12, this year EL is also focused on bringing those exciting "aha, I understand now" moments to third through fifth grade math students.

One of our core competencies has been to repurpose capability from one product to another. A good example of this is that we're repurposing some of the ExploreLearning online interactive simulations or manipulatives, as we call them, into our Vmath intervention products. We're taking these computer-based manipulatives from EL, embedding them into our Vmath math intervention product so that we can offer an integrated math solution that supplements strong print instruction with award-winning computer-based manipulatives.

Vmath with computer-based manipulatives that will substantially differentiate us will be available in the fall for grades six through eight and by the end of '08/'09 school year for grades three through five.

We will also be expanding our Math Intervention Program to grades K through 2 for fall '09. All of these enhanced instructional capabilities are aligned with the findings and recommendations of the National Math Panel. Two of our remaining products are in need of updates, and we have started work on redesigning both. We are redesigning the universal literacy system, our core reading program for kindergarten through third-grade students to be rolled out in August '09. We're also making enhancements to our professional development capability, VoyagerU, to include a dyslexia module for training teachers about the most common form of reading disability while modularizing our VoyagerU courses so they are more salable at the district level. We expect these changes will complement our existing sales to state education agencies.

In summary, there's a higher than normal volatility in what we could expect for '08 and '09. On the downside, the reductions in Reading First funding and the pressure on state tax receipts is going to make for a more difficult environment than we have had in the last couple of years. On the plus side, Learning A-Z and ExploreLearning are performing very well, and we have made major investments to improve some key product offerings and believe our new versions of Passport and Vmath are well positioned to grow at stable rates. And based on our success in the Florida adoption process, which I will discuss in a minute, our middle school reading program Passport Reading Journeys is off to a strong start in '08 and positioned to grow market share.

While our financing has been focused on completing the 2006 and '07 audits and as a result we have not closed our books for the first quarter, I can provide a few operational highlights for the first three months of the year.

Success in the Florida reading adoption has continued to surpass expectations with selections from schools for Reading Journeys and Passport exceeding $13 million in potential orders. Assuming tax declines in Florida do not have a big effect on adoption funds, we expect these wins to translate into additional upside for Passport and Reading Journeys in '08.

Adoption success in Oklahoma and Alabama has not been as favorable. Our core reading program, ULS, has not fared well due to age and its limited K-3 grade range, and the focus in these states is on the core program versus intervention.

Most importantly, Passport strengthened by the new version is on plan. However, Q1 is not a strong indicator of the full year for Passport. Q2, and to a great extent August/September sales, will largely determine if Passport has returned to expected growth.

We have a terrific track record in developing capabilities that address some very difficult problems. While some of our competitors are creating uncertainty and doubt about us as a result of the Board's decision to consider strategic alternatives, we are encouraged by how well these new capabilities have been received in the market. Based on the explosive growth in usage of Ticket to Read and the early feedback on the redesign of Passport, we continue to be optimistic that our focus on research-based curriculum, high-levels of implementation support, embedded professional development and Web-based practice will be rewarded.

In conclusion, on balance and overall, first-quarter results and development are neutral on the full-year outlook. Richard?

Richard Surratt - Voyager Learning Company - President & CEO

Thank you, Ron. Finally before moving onto opening the line to questions, I would like to provide an update on the SEC investigation. I'm pleased to report that the Company has proposed a settlement with the staff of the Division of the Enforcement of the Securities and Exchange Commission intends to recommend to the Commission. The proposed settlement would resolve the previously disclosed SEC investigation related to historical financial reporting and disclosures from 2001 through 2005.

The Company's offer of settlement contains the following terms. The Company without admitting or denying the allegations in the complaint will consent to the following by the Commission in Federal District Court of a complaint and to the imposition by the court of a final judgment of permanent injunction against the Company. The proposed complaint will allege civil violations of the reporting books and records and internal control provisions of the Exchange Act. The proposed final judgment will permanently enjoin the Company from future violations of those provisions. No monetary penalty would be imposed.

The proposed settlement is subject to completion of mutually agreeable settlement language, approval by the commission and entry by the court of the proposed final judgment. There can be no assurances that the settlement will get finalized.

With that, we would like to go ahead and open the line for questions. Before doing so, I'm going to ask that each person try to limit themselves to one question so that we can accommodate as many callers as possible. And also if you do not mind, please introduce yourself before asking your questions.

With that said, I will turn it back over to the operator to facilitate the questions for us.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Michael Meltz, Bear Stearns.

Michael Meltz - Bear Stearns - Analyst

Richard, can you give us an update on the status of the auction or I'm sorry, the strategic review. That is question number one.

Question number two, just to clarify on the cash position, is that -- you said $25 million -- I am sorry, $24 million at the end of the quarter before the refund. Is that after paying those lease fees, the $11 million settlement?

Just so I'm clear, essentially what is the pro forma cash position that we should be factoring in?

And then lastly, can you walk us through the corporate expenses for '07, what that number was?

Richard Surratt - Voyager Learning Company - President & CEO

Okay, let me start with the cash number. The $24 million number at the end of the quarter includes settlement and payment of the amounts for the building; for the lawsuit that we talked about I think in our previous call, which was for about a $6 million arbitration settlement, and then we also talked about a claim that was made associated with the sale of the periodical film business in '05 that is settled as well, and that was done without a cash outlay to the Company. That answers that one.

Corporate expense, I actually don't have the numbers in front of me for corporate in terms of the '07 numbers. As I said before, we are running at about $1 million a month now. I think I can grab -- can you grab the numbers for corporate for '07, please?

Those numbers are going to include legal fees, -- well, it is going to include an awful lot. It is going to include settlement costs. It is going to include accounting fees. It is going to include tax restatement and those kinds of things.

So I can give you -- I will give you that number before we finish the call. I do not know that it means a whole lot. At least it does not in my mind in that those are kind of onetime events, and I think what we can tell you and what I think is the appropriate thing to focus on is where we are today with our cash plus the asset that we have, which is the tax refund coming, less the corporate liabilities that we have indicated in the script today. I think at that point kind of settling what -- setting not settling -- setting what the appropriate kind of corporate assets and liabilities are. And then with the rest of the focus being on the underlying operating business.

As Brad said, the estimated kind of corporate run-rate of costs that are not being incurred by Voyager today will be about 3 or $4 million on an annual basis ticket. We will make that transition from the onetime stuff that we have got going on this year to kind of a run-rate basis sometime during the year, probably around the time that the filings are complete, which we expect to be around June or July. And at that point, as we indicated in the call earlier, we will still be incurring 250, $300,000 to $500,000 worth of the expense, but that is primarily associated with expenses that are a replacement of expenses that Voyager would be incurring otherwise, i.e. for taxes, audits that are going on, the General Counsel in the legal area and then not kind of on a run-rate basis, my expense as well associated with being the CEO.

Michael Meltz - Bear Stearns - Analyst

Just taking a step back there, so it would be helpful to have that '07 number if you can dig it up.

Richard Surratt - Voyager Learning Company - President & CEO

We can dig it up, but again that number -- I can give you that number, but that number is going to have a lot of -- obviously a lot of onetime stuff in it. What I'm not prepared to do is go through everything in there. I just don't see a lot of value in doing that.

Michael Meltz - Bear Stearns - Analyst

Okay. As long as you can give us the number, I understand it is reflected in the cash balance as you gave it to us.

Just to clarify, you are saying '08 $1 million per month for the first six or seven months. Thereafter, roughly $500,000. So you are saying $10 million in corporate costs roughly for '08. Is that fair?

Richard Surratt - Voyager Learning Company - President & CEO

Yes, that is fair.

Michael Meltz - Bear Stearns - Analyst

And then as you get into '09, you're saying 3 to $4 million, or are you saying 3 to $4 million plus another 300 to $500,000 per month until you totally wrap things up?

Richard Surratt - Voyager Learning Company - President & CEO

No, 3 to $4 million starting in '09. And, in fact, we will -- kind of depending on when this evaluation of strategic alternatives and some of the tax work that we're doing gets finished, that transition I think will occur actually before the end of the year. But it is kind of safe to think about it as by the end of the year, we will be at that run-rate where you will have the Voyager operating business, plus 3 to $4 million of expense that they don't currently incur that are associated with being a public company that we're in the process of transferring down to them.

Michael Meltz - Bear Stearns - Analyst

That is helpful. Okay. My question on the strategic review, what is the status now? I think it was first announced four or five months ago.

Richard Surratt - Voyager Learning Company - President & CEO

Yes, and the answer to that is that we are not in a position to update when the Company is ready to do so, and when it becomes appropriate to do so, we will. But at this point, we're not going to do that, nor are we going to commit to doing that on any time schedule.

Michael Meltz - Bear Stearns - Analyst

Okay. So unless you tell us otherwise, it is still ongoing?

Richard Surratt - Voyager Learning Company - President & CEO

I can tell you that as of today, that strategic review is still ongoing.

Michael Meltz - Bear Stearns - Analyst

Okay. Can you tell us for '07 just because it has been awhile since we have had these numbers, what is the rough revenue breakdown of the major product lines now if you run down -- you gave us the four products percentage, but if you ran down, say, Passport, ULS, Professional Development and then I guess I would say higher growth ExploreLearning and then Vmath in total, what are those pods in terms of percentages?

Richard Surratt - Voyager Learning Company - President & CEO

Brad? I'm going to let Brad answer that one if you would.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

I will do that. I'm going to generalize it a bit, though, just for competitive reasons. We don't want to be specific to regards to some of those products. We have disclosed Passport in the past, and Passport runs last year's revenue number just about $38 million, 38 to $40 million. That is our largest of our products.

Let me give you -- sorry, that is revenue. You asked for revenue, so I gave you the revenue number versus shipped sales number.

Michael Meltz - Bear Stearns - Analyst

Yes.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

And the -- let me just add up. If you don't mind, I'm going to add up ExploreLearning and Learning A-Z and give you that in total. Learning A-Z and ExploreLearning combined would be roughly 12 to $13 million. So you group those into a category that would be, as a combined entity, our second-largest. And then our third largest would be Journeys, which would be in the $11 million to $12 million range as well.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

I am sorry. I have got to stick one in there for you. Universal Literacy System is still running about $15 million.

Michael Meltz - Bear Stearns - Analyst

Okay. And then Professional Development is a similar amount there?

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

That is actually embedded in those numbers. So what we do is we don't split out Professional Development, which is embedded in the -- (multiple speakers)

Richard Surratt - Voyager Learning Company - President & CEO

Are you talking about VoyagerU, or are you talking about Professional Development?

Michael Meltz - Bear Stearns - Analyst

I'm talking about VoyagerU.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

VoyagerU is roughly 7 to $8 million.

Michael Meltz - Bear Stearns - Analyst

Okay. I'm not getting to 110 here.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

We've got a lot left to go.

Richard Surratt - Voyager Learning Company - President & CEO

We have got summer school. We have got math.

Michael Meltz - Bear Stearns - Analyst

Okay.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

If you want to get the whole -- if you think the breakdown of the entire amount is helpful to you, let me start from the top and go down again, okay?

Michael Meltz - Bear Stearns - Analyst

Okay.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

Passport is roughly 37 -- let's say 37 to 38. Okay? Universal Literacy System, 15 to 16. I gave you ExploreLearning and Learning A-Z. And Passport Reading Journeys, roughly 11 to 12. The VoyagerU, roughly 7 to 8. And then lastly, I will give you summer school of $11 million. So I will give you math and the rest of it, and you can put it in miscellaneous. Math would be roughly $8 million.

Michael Meltz - Bear Stearns - Analyst

Okay. Alright, that is very helpful, and I apologize. My last question here, in terms of how the business has morphed the past couple of years, is there still outsized -- I guess I would say outsized exposure to Texas, or how has the revenue concentration shifted among some of the bigger states? Can you quantify any of that for us?

Richard Surratt - Voyager Learning Company - President & CEO

To answer you, we would have to do follow-up, but I will answer you in broad terms.

The distribution of our sales is much, much more pervasive around the country. We do not have any significant concentration by territory or customer or even by sales producer that we did when we bought this Company three years ago.

Michael Meltz - Bear Stearns - Analyst

Well, if I recall, Texas was 30% plus, right? So --

Richard Surratt - Voyager Learning Company - President & CEO

Texas is in the teens. Texas is now in the midteens.

Michael Meltz - Bear Stearns - Analyst

Okay, very helpful.

Richard Surratt - Voyager Learning Company - President & CEO

Texas has come down as a percentage, and it has been replaced by some other key states, primarily led by California.

Michael Meltz - Bear Stearns - Analyst

Okay. Alright, thanks for your time, guys.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

I do want to follow up on one of your questions just to make sure we're really clear, and that was your cash question. The $24 million, just to be very clear, is after the payment of those obligations that Richard mentioned, primarily the $11 million paid out on the lease settlement.

Michael Meltz - Bear Stearns - Analyst

Okay. And then in the liabilities remaining, you have the pension of 27 to whatever you said, $27 million, and then the other $3 million number. Are those the only remaining liabilities as you see them?

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

Obviously you have the class action to consider as a potential liability.

Michael Meltz - Bear Stearns - Analyst

Yes.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

That and then, as Richard mentioned, some of the ongoing costs to wrap up the corporate work, then you have essentially got it all.

Richard Surratt - Voyager Learning Company - President & CEO

Michael, I'm going to go ahead and tell you what I can about corporate expense, and I don't have a number in large part because we have transferred that accounting down to Dallas, and we just -- they are still in the middle of doing the 2007 audit on the operating business, whereas the bulk of the work is going to go on. And the corporate piece will come next.

So what I can do is tell you what the components are. The first one is going to be kind of third-party fees. Those are for '07, the help that we use both on an accounting and tax basis and KPMG, all of the lawfirms, anything that is kind of investment bankers, except that we have fees associated with them. All of that stuff is going to total about 24 or $25 million for 2007.

In addition to that, you have the kind of ongoing corporate expenses, which is the corporate employees, the cost of the board, the cost of insurance, those kinds of items. You had the building that was associated that the Company had for 2007 up here in Ann Arbor.

In addition to that in 2007, we will have a fair number of termination and severance charges that are associated with people that left, for example the prior CEO left in February, and there will be an accounting for the big acceleration of that and actually a number of other very senior employees.

For example, at PQIL when we sold that business, the President of that business had a severance agreement in place. Stock options, there will be charges associated with stock option plan. The onetime cost of the building settlement for Ann Arbor, which, as I said, is about $11 million, will show up in there. We will take a book charge for the sale of the claim associated with the sale of the film periodical business that will be about $1.5 million to $2 million. We will take a charge that is associated potentially with the expense of the settlement of the intellectual property case. I know that that -- I don't know whether that expense will actually go in '07 or whether that is going to go in '08. It was (multiple speakers) '08. I'm sorry, '06. It will go in '06.

So anyway, there is a long laundry list of these things, which, quite frankly, we have just not been -- they are kind of water under the bridge and not really focused on summarizing at this point and have really put our attention on Voyager, the operating results and where we are on a cash basis and where we are on a current liabilities or liabilities as we sit here today.

As part of, of course, our 2007 financials, you will get a breakout of all of this stuff. But obviously as you can tell from this, it is going to be a big number. But again, all of that cash for all of those things that I have just described has been spent. Okay?

Michael Meltz - Bear Stearns - Analyst

Okay. That is helpful, but just your understanding it is a big number, just what you have summed up there -- that is 35, 37. You are talking between 40 and $50 million is the number?

Richard Surratt - Voyager Learning Company - President & CEO

Yes, that won't surprise me.

Operator

(OPERATOR INSTRUCTIONS). Ed Brea, Sterling Capital.

Ed Brea - Sterling Capital - Analyst

I just had three or four questions. The first question, on this proposed SEC settlement, there is a lot of language in there that you referenced, but practically speaking what does it mean for the Voyager Learning in terms of either relisting or in terms of its public -- what does the SEC settlement do practically?

Richard Surratt - Voyager Learning Company - President & CEO

I don't think it really affects either of those two things. Again, it is a -- call it under an agreement in principle with the staff, and the staff has agreed that they are going to present it to the commission.

But really what it says is that the Company without admitting or denying fault is going to promise that it is going to keep its books and records going forward correct and that it will not violate the sections of the Securities Act going forward. And there is no fine or penalty associated with it. So in terms of its impact on our ability to list if that is where we end up, I don't -- we don't believe it has any impact on that at all.

Ed Brea - Sterling Capital - Analyst

Okay. I wanted to go back to the -- you referenced an impairment number, a goodwill impairment number of 35 to $45 million. I wanted to be I guess sure what particular asset you were talking about when you talked about that number.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

That is the goodwill that was on the books in association with the acquisition of Voyager in 2005.

Ed Brea - Sterling Capital - Analyst

Okay.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

And that is roughly $390 million.

Ed Brea - Sterling Capital - Analyst

And I guess you're saying that only 35 to $45 million will be impaired?

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

That is our current estimate. That is correct.

Ed Brea - Sterling Capital - Analyst

Okay. Maybe you could just give us a sense for on your books maybe in rough terms what is the goodwill and intangibles associated with Voyager? Because obviously given the price paid for Voyager a few years ago, I am surprised that's not a bigger number.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

Okay. First, let me correct -- I said 390. The goodwill that was associated with the acquisition of Voyager was closer to $244 million. So 35 to $40 million, while not a large number, is a little bit larger as a percentage.

So that asset will still be on the books, minus the impairment once we take the impairment. And then still on the books is a large intangible for the acquired curriculum of Voyager, which we have been -- it is an amortizable intangible. We have been amortizing that, and we continue to do so. We have not yet seen an impairment of that acquired curriculum.

Ed Brea - Sterling Capital - Analyst

And what is the schedule of amortization for acquired curriculum? Is that a 10 to 15-year event? Is that a five-year event?

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

It is a 10-year event, and it amortizes on an accelerated basis.

Ed Brea - Sterling Capital - Analyst

Okay, okay.

Richard Surratt - Voyager Learning Company - President & CEO

Ed, to your point about the number being smaller than you would think given the projections and where we are with Voyager today, under GAAP -- and we've spent a fair amount of time going back and forth on this -- is we do that evaluation on a combined basis really for that segment, which includes Voyager plus RAZ Reading A-Z or Learning A-Z plus EL. And the value of those assets has gone up, and they, in essence, help to offset when you go about doing this analysis for book purposes of what you're going to impair. Those have helped to offset some of the decline in the value of the goodwill for Voyager.

Ed Brea - Sterling Capital - Analyst

Okay. Okay, that is helpful.

Brad Almond - Voyager Learning Company - CFO, Voyager Expanded Learning

(inaudible) referenced the intangible, the acquired curriculum had a $97 million value on the acquisition date. And at the end of '07, it has been amortized down to roughly $57 million.

Richard Surratt - Voyager Learning Company - President & CEO

Right. So that means that the asset that you bought, even -- because of that amortization is carried for less on your books because we have already amortized a good proportion of it. So that is the other thing that helps in the analysis.

Ed Brea - Sterling Capital - Analyst

But there is still north of $100 million in goodwill that I guess the accountants believe still has value.

Richard Surratt - Voyager Learning Company - President & CEO

Yes.

Ed Brea - Sterling Capital - Analyst

Okay. Just a couple of technical ones. The shares outstanding, 29.9 was the last number I had in my books, but I don't know, is that a rough approximation, or what are shares outstanding?

Richard Surratt - Voyager Learning Company - President & CEO

That is a good number. They have not changed materially from when we reported them last.

Ed Brea - Sterling Capital - Analyst

Okay. And then just on the pension, maybe you can just spend a couple of minutes on the obligation you've talked about is I believe $27 million, and in terms of either defacing or satisfying it or when that obligation is due or if there's any funding apart from that, maybe you could just talk about that pension.

Richard Surratt - Voyager Learning Company - President & CEO

Well, we -- as I said I think earlier in our call, we have really focused on all of these corporate liabilities and trying to settle and deal with them over the course of the last year. I believe that we're at the place now with those two liabilities that make up that $27 million, which is a really kind of post-retirement, the equivalent of pension plans and a medical plan, a very small medical plan, that were not likely to -- that really it does not make financial sense to try to accelerate those payments.

We have done a fair amount of analysis on them, and we believe that the best thing to do is go ahead and pay them out over time. The two big ones have fairly a long-term lives on them. One of them is a defined benefit plan; one of them is a defined contribution plan. The defined benefit plan has I believe there is either no active employee -- one of them has one active employee. All the rest of them are neither retired or terminated employees.

The defined contribution plan, of course, is a function of things like how long -- expected lives for the participants in that plan, things like inflation, etc. The defined contribution plan actually has an account balance, and when people entered into that plan, they elected when they would get paid. It is irrevocable election. So for that plan, the people have schedules, and some of those payments go out, I think I recall, at least until 2015.

So those are really kind of long-term obligations that are really costing the Company. One of them is costing us -- the $20-ish million is costing us or being paid out at about $2 million a year. So you figure at that rate, it is about a 10-year obligation.

The smaller of the two, which is about a $5 million obligation, is paying out at a faster rate. It is currently paying out at about I think it's $1 million to $2 million a year. So that one has got a little bit shorter life to it.

Ed Brea - Sterling Capital - Analyst

And are these present value numbers or just total value, future value numbers?

Richard Surratt - Voyager Learning Company - President & CEO

No, those are present value numbers.

Ed Brea - Sterling Capital - Analyst

Present value, okay. Okay. That is all I had, so thanks very much.

Operator

[Alberto Fenoli], Hartz.

Alberto Fenoli - Hartz - Analyst

With the PQIL sale, you created any NOLs that are going to be carried forward?

Richard Surratt - Voyager Learning Company - President & CEO

We believe that we will have some tax attributes, and we have not really talked about in any of our transcripts or press releases what those tax attributes are going to be.

The problem is we just don't have enough clarity at this point because we do have some tax liabilities, some potential tax liabilities that are associated with audits of previously filed taxes, not only for the corporation but for the divisions as well. As under the sale agreement for both PQIL and for PBS, we have got an obligation on income taxes up until the date of the sale.

I currently believe that the net of that is positive. And when we have more visibility around it, when we finish the financials for '06 and '07 and all of the tax work is done, we will come out and talk about that. I don't believe they are going to be very large. I think we could be looking at the order on a net basis when you get through all of that stuff of something in the single digit millions or maybe into the $10 plus million range.

But again, that is very preliminary. We have got a lot of work to do to grind away. We're completing and working on our FIN 48 analysis, which most of you probably know is a very extensive evaluation of all the tax positions and all the tax risks that you have.

And, as I said before, as we sit here today, I think the net effect of it is going to be positive, but it's only going to be slightly positive, and I don't want to commit at this point to an outcome on that until we can finish the work.

Alberto Fenoli - Hartz - Analyst

And a second quick question of those miscellaneous expenses you mentioned ranging from pensions to settlements to these corporate running costs to your building settlement, are those all pre-tax numbers or after-tax numbers?

Richard Surratt - Voyager Learning Company - President & CEO

I think that all of the numbers I gave you are pre-tax numbers.

Alberto Fenoli - Hartz - Analyst

Okay. So you should incur a tax benefit that you shelter from your income tax liability at least this year or part of next year?

Richard Surratt - Voyager Learning Company - President & CEO

Yes, I guess you could look at it that way, yes.

Alberto Fenoli - Hartz - Analyst

Okay. Thank you.

Operator

At this time that are no further questions. I would like to turn the conference back over to management for closing remarks.

Richard Surratt - Voyager Learning Company - President & CEO

Okay. Well, thank you, everyone. We are hopeful and expecting that we can have a conference call for the first quarter that is not as delayed as this one was. So that would put us somewhere around probably somewhere between the middle of May and the end of May, maybe the first week in June, kind of depending on how things are going. But that is what we are planning on, and we look forward to being able to do that with everyone. And so we will hopefully talk to you then. Thanks and goodbye.

Operator

Thank you. This does conclude today's Voyager Learning Company update. We appreciate your participation. You may now disconnect.